April 10, 2006




Mr. Michael Young
Chief Executive Officer and Principal Accounting Officer
Sensor System Solutions, Inc.
45 Parker Ave, Suite A
Irvine, CA 92618


	RE:	Sensor System Solutions, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Form 10-KSB/A for the fiscal year ended December 31,
2004
Forms 10-QSB for the quarterly period ended March 31, 2005 and June
30, 2005
		File No. 0-30573

Dear Mr. Young:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief